Exhibit 99.1

To	All Employees	Date	October 10, 2018
From	Curtis Reusser	Subject	Esterline Transaction Announcement

Dear Valued Esterline Team Members:

I would like to share some exciting news about our company. Esterline has announced an agreement under which TransDigm will purchase Esterline for $122.50 per share. This transaction is the result of a thorough strategic review process involving a great deal of thought, analysis, and consideration for all stakeholders involved. Importantly, today’s announcement is a testament to the significant value of Esterline, its team members and each of its businesses – value that each and every one of you help build and maintain on a daily basis.

This transaction delivers a clear and compelling valuation of Esterline’s businesses in today’s marketplace. Further, the strategic success of the combined businesses is bolstered by complementary products, greater scale, and an operational management structure that allows for significant business autonomy. We believe this new combination of teams and capabilities will create a stronger business that is well positioned to serve our combined global customer base and has the potential to provide very attractive opportunities for our businesses and teams.

Next Steps

Keep in mind that it is just day one. We expect to formally close the transaction in 9-12 months, after shareholder approval and other customary closing conditions and regulatory approvals. Until that time, Esterline and TransDigm will continue to operate independently. For now, it is business as usual and we must remain focused on continuing to serve our customers, execute our strategy, and deliver our financial and operating plans for fiscal year 2019. The stronger we are as we progress through this transition, the better positioned we will be to realize the value of being part of the TransDigm team.

Resources

I understand that questions naturally come with this news. Our entire leadership team is committed to providing you with as much clarity as possible throughout this process. To help answer some of your initial questions, please take some time to review the attached Q&A document, which will also be available on myEsterline. I also encourage each of you to participate in one of your platform’s Town Hall meetings that will be scheduled over the next few days. If you have further questions, please feel free to speak with your manager or supervisor, and we will do our best to get you answers or further information in a timely manner. Undoubtedly, there will be questions we haven’t thought of and there are some questions we simply don’t have the answers to yet, but we will work closely with our new TransDigm team to gather and share any pertinent information as it becomes available.

Lastly, this news is likely to generate interest from the media, investors and other third parties. It is important we continue to speak with one Esterline voice. As always, please refer any media inquiries to our corporate communications department (michelle.degrand@esterline.com) and any questions from investors or analysts to our investor relations department (john.hobbs@esterline.com).

You are an incredible team, and I am proud of the commitment, leadership, energy, and professionalism you deliver day in and day out. It is my sincere hope that this new, combined team will help each of you excel. Thank you for all that you do for our company.

Curtis Reusser

Chairman, President & CEO

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving TransDigm and Esterline. In connection with the proposed transaction, Esterline intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Esterline will mail the definitive proxy statement and a proxy card to each stockholder of Esterline entitled to vote at the stockholder meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that Esterline may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ESTERLINE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT ESTERLINE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ESTERLINE AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by Esterline with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Esterline’s website (http://www.esterline.com/) or by contacting Esterline’s Investor Relations at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004, or by calling (425) 453-9400.

Participants in the Solicitation

The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on December 27, 2017, and its Annual Report on Form 10-K for the fiscal year ended September 29, 2017, which was filed with the SEC on November 21, 2017, and the Amendment No. 1 on Form 10-K/A, which was filed with the SEC on March 30, 2018. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via the Company’s Investor Relations section of its website at www.esterline.com.